Exhibit 99.1

Contact:	Scott Shapiro
(720) 963-6584
sshapiro@healthgrades.com
HEALTHGRADES APPOINTS WES CREWS AS
CHIEF OPERATING OFFICER
Company Hires Online Services and Publishing Leader to join Executive Team
Golden, Colo. (April 9, 2009) — HealthGrades, the leading healthcare ratings company, announced today that Wes Crews, formerly an executive vice president with onTargetjobs, will be joining HealthGrades as its Chief Operating Officer on April 20, 2009. Mr. Crews will be responsible for the strategic and operational leadership of HealthGrades’ sales, marketing and service professionals.
“I am extremely pleased to add an executive of Wes’ caliber to our leadership team,” said Kerry Hicks, HealthGrades’ CEO. “We have set substantial goals over the next few years from a financial, brand building and industry leadership perspective. We have every confidence that Wes is the right individual to help us achieve those goals.”
“I am excited to join the HealthGrades’ leadership team. Kerry and his team have built a strong business model and I look forward to continuing the HealthGrades’ history of market innovation and leadership,” said Crews.
Mr. Crews brings over 20 years of online services and publishing experience to HealthGrades. His most recent position was as an executive vice president and general manager at onTargetjobs, a leading provider of online recruitment advertising web sites with nearly 500 niche job boards in biotechnological, pharmaceutical, medical device, hospitality, nursing, physician, allied health, financial and local markets. Mr. Crews previously served as Chief Operating Officer at the Gale Group, a subsidiary of media conglomerate The Thomson Corporation, with responsibility for developing strategic plans and new business initiatives, and managing operational implementation to achieve growth strategies.

About HealthGrades
Health Grades, Inc. (Nasdaq: HGRD) is the leading health care ratings company, providing quality ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. HealthGrades’ independent ratings and complete suite of health-management tools are relied upon by three million consumers each month as well as more than 125 of the nation’s largest employers and health plans and more than 250 hospitals. More information on the company can be found at www.healthgrades.com.
This press release contains forward-looking statements, including without limitation, statements relating to the Company’s future goals or Mr. Crews’ ability to assist the Company in achieving those future goals. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, management’s ability to achieve such future goals and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.
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